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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to file Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-13805

                       AMERIWOOD INDUSTRIES INTERNATIONAL
                                  CORPORATION
             (exact name of registrant as specified in its charter)

                        168 Louis Campau Promenade N.W.
                                   Suite 400
                             Grand Rapids, Michigan
                                     49503
                                 (616) 336-9400
    (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock (par value $.01 per share)
            (Title of each class of securities covered by this Form)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]              Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]              Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [x]

     Approximate number of holders of record as of the certification or notice
date:   1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ameriwood Industries International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 8, 1998                      By: /s/   Rick Jackson
                                           -----------------------
                                           Name:  Rick Jackson
                                           Title:  President